Exhibit 10.28

CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is made effective as of January 1, 2025 (the “Effective Date”) by and between Gogo Business Aviation LLC (“Company”) and Sergio Aguirre (“Consultant”).

WHEREAS, Consultant desires to contract with Company to perform certain services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the parties agree as follows:

1.
Definitions. As used in this Agreement:

a.
“Affiliate” means (i) any parent or subsidiary of the Company and (ii) any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company. For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

b.
“Confidential Information” means any technical, business, financial, intellectual property, proprietary technology, business plans, market strategies, financial models and projections, which is clearly marked “confidential,” and other information, in whatever form (including but not limited to written or oral, paper or electronic, narrative or graphic), which Company or its Affiliates disclose to Consultant (whether before or after the Effective Date hereof) and which would reasonably be considered proprietary and/or confidential to the Company or its Affiliates concerning its or their business and affairs, including but not limited to information concerning manufacturing and product specifications, distribution strategies and practices, research and development, inventions, ideas, trade secrets and know-how, formulae, procedures, processes, methods, suppliers, costs, prices, existing and prospective customers, software code and/or systems, patents and patent applications, submissions to the USPTO, market studies, business opportunities and plans, personnel statistics (as well as all information personally or otherwise obtained by Consultant in connection with a visit to a facility owned and/or operated by Company or any Affiliate, including but not limited to any information obtained visually or otherwise regarding product development, design information, product ingredient usage and techniques) and all analyses, compilations, forecasts, studies or other documents, programs or files prepared by Consultant containing or reflecting any such information. Confidential Information does not include information that Consultant has a legal right to disclose, or information arising from or related to Consultant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public. Further, nothing in this Agreement limits Consultant’s ability to disclose or discuss, verbally or in writing, any alleged unlawful or unfair workplace acts, including but not discrimination, harassment, or retaliation.

c.
“Deliverables” means the items to provided, or to be provided, by Consultant to Company under this Agreement.

d.
“Intellectual Property” means all algorithms, concepts, data, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, network configurations and architectures, procedures, processes, protocols, schematics, software code (in any form including source code and executable or object code), specifications, techniques, tools, uniform resource identifiers including uniform resource locators (URLs), user interfaces, web sites, works of authorship, and other forms of technology.

e.
“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this sentence.

f.
“Services” means the services to be performed by Consultant under this Agreement pursuant to a Statement of Work.

g.
“Work Product” means (a) all Deliverables, (b) all Intellectual Property, in any stage of development, that Consultant conceives, creates, develops, or reduces to practice in connection with performing the Services, and (c) all tangible embodiments (including models, presentations, prototypes, reports, samples, and summaries) of each item of such Intellectual Property.

2.
Term. This Agreement shall commence as of the Effective Date and shall continue until June 30, 2025, unless terminated earlier in accordance with the provisions of Section 13 hereof.

3.
Subcontracting. Consultant will not subcontract or otherwise delegate any of its obligations under this Agreement without Company’s express prior written consent on a case-by-case basis. Upon receipt of such consent, before allowing any subcontractor to begin performing services, Consultant will enter into a binding written agreement with such subcontractor that protects Company’s rights and interests to at least the same degree as this Agreement, including Sections 7 and 8. Consultant will be responsible for the direction and coordination of the services of each subcontractor. Company will have no obligation to pay any subcontractor.

4.
Conflicting Engagements; Solicitation of Employees. Consultant agrees that during the term of this Agreement, Consultant will not (i) encourage or solicit any employee or consultant of Company or its Affiliates to leave the Company’s or any Affiliate’s employ for any reason and (ii) engage in any activity that conflicts with Consultant’s obligations to Company pursuant to this Agreement.

5.
Rate; Reimbursement; Payment. Company agrees to pay Consultant the fees outlined in the Statement of Work for the Services. Consultant shall invoice Company on a monthly basis for the Services rendered in the previous month, and will include in such invoice any costs or approved expenses Consultant has incurred during the previous month in the performance of its duties.

a.
Reimbursement of Expense. Company shall reimburse Consultant for any reasonable, pre-approved travel expenses paid or incurred by Consultant. Consultant shall provide Company with documentation evidencing all approved expenses.

b.
Payments. Company shall pay each invoice submitted hereunder within forty-five (45) days after the date the invoice is received.

6.
Independent Contractor. Consultant acknowledges that it is acting as an independent contractor, that Consultant is solely responsible for its actions or inactions, and that nothing in this Agreement shall be construed to create an employment relationship between the parties. Consultant is not authorized to enter into contracts or agreements on behalf of Company or any Affiliate, or to otherwise create obligations of Company to third parties. Consultant shall be responsible for and shall maintain adequate records of expenses it shall incur in the course of performing Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal or state or local tax authority with respect to its performance of Services hereunder. Neither federal, nor state nor local income tax of any kind shall be withheld or paid by Company with respect to any amount paid to Consultant pursuant to this Agreement. Consultant agrees that Consultant is responsible for payment of all applicable workers’ compensation, disability benefits and unemployment insurance, and for withholding and paying such employment taxes and income withholding taxes as required, with respect to Consultant or any employee of Consultant. Neither Consultant nor any of its employees or agents is entitled to or eligible for any benefits that Company may make available to its employees, such as group insurance, profit-sharing, or retirement benefits.

7.
Confidentiality.

a.
Consultant shall (i) keep the Confidential Information confidential and shall not (except as required to comply with applicable laws or regulations or with a court or administrative order, subpoena, civil investigative demand or other legal process, and then only after compliance with Section 7.c. below), without Company’s prior written consent, disclose any Confidential Information in any manner whatsoever, and (ii) not use any Confidential Information other than in connection with the consideration or conduct of the Services. Consultant agrees to protect the Confidential Information in the same manner it protects its own confidential information of like kind, which includes commercially reasonable efforts.
b.
Consultant shall not reverse engineer, disassemble, or decompile the underlying ideas or structure of Company’s Confidential Information, or any products, prototypes, software or other tangible objects that embody Company’s Confidential Information.
c.
In the event that Consultant is requested pursuant to, or required by, applicable laws or regulation or a court or administrative order, subpoena, civil investigative demand or other legal process to disclose any of the Confidential Information, Consultant, to the extent legally permitted, shall notify Company before such disclosure so that Company may seek a protective order or other appropriate remedy or, in Company’s sole discretion, waive compliance with the terms of this Agreement. If no such protective order or other remedy is obtained, or that Company waives compliance with the terms of this Agreement, Consultant shall furnish only that portion of the Confidential Information that Consultant is advised by its counsel to be legally required and shall exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.
d.
Consultant will not remove any tangible embodiment of any Confidential Information from Company’s facilities, premises, or computer systems without Company’s express prior written consent. Promptly upon termination of this Agreement or after receiving any written request from Company, Consultant shall, with respect to any and all Confidential Information that is in the possession or under the control of Consultant, including but not limited to any Confidential Information that may be referred to or found in analyses, compilations, forecasts, studies and other documents, programs and files: (A) deliver to Company all hard copies of written Confidential Information, without retaining a copy of any such material; and (B) permanently delete all electronic Confidential Information, without retaining a copy of any such material. If Company requests or gives prior written consent to a request by Consultant, Consultant may satisfy some or all the obligations set forth in the immediately preceding sentence by destroying (rather than delivering to Company) materials constituting Confidential Information, without retaining a copy of any such material. Any deletion and/or destruction pursuant to this Section must be confirmed by Consultant in writing to Company (which confirmation must include a list of all deleted and/or destroyed materials). Any oral or visual Confidential Information shall continue to be subject to the terms of this Agreement. Notwithstanding the foregoing, Consultant shall be entitled to retain any such Confidential Information as may be required for legal or regulatory compliance purposes or to comply with internal document retention policies or practices, or as may be created under the Consultant’s standard electronic backup procedures in the ordinary course. All such retained Confidential Information shall remain subject to the Consultant’s obligations of confidentiality hereunder.
e.
Notwithstanding the foregoing, Consultant understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant understands that an individual who files a lawsuit for retaliation by an employer or third party for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order..

8.
Ownership and Assignment of Work Product.

a.
Generally. Consultant agrees that all Work Product will be the sole and exclusive property of Company. All elements in the Work Product that are protected by copyright are “works made for hire” for which Company is the “author” (as such first quoted term is defined by and such second quoted term given meaning by the United States Copyright Act of 1976, as amended). Company will exclusively own the copyright in all such works upon their creation. To the extent that any aspect of such Work Product is found as a matter of law not to be a “work made for hire” as contemplated above, Consultant hereby irrevocably and unconditionally assigns to Company all right, title, and interest worldwide in and to the Work Product and all Intellectual Property Rights thereto. Consultant understands and agrees that Consultant has no right to use the Work Product except as necessary to perform the Services for Company.

b.
Trademarks and Trade Names. Without limiting the generality of Section 8.a, Consultant will have no interest in any trademark, service mark, or trade name (collectively, “Mark”) used on or in the Work Product; Company will be the sole and exclusive owner of all right, title, and interest in and to all such Marks. All use of such

Marks by Consultant will be deemed made by Company for the purposes of trademark registration and will inure solely to the benefit of Company for such purposes. Consultant will not contest, oppose, or challenge Company’s ownership of such Marks, or do anything to impair Company’s ownership or rights in such Marks. Consultant will not create, adopt, or use a corporate name, trade name, trademark, or any other designation that includes any of Company’s Marks (including those in the Work Product) or a term confusingly similar to any of Company’s Marks.

c.
Assignment and Waiver of Other Rights. If any Intellectual Property Rights, including moral rights, in the Work Product cannot (as a matter of law) be assigned by Consultant to Company as provided in Section 8.a, then (a) Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights, and (b) to the extent Consultant cannot (as a matter of law) make such waiver, Consultant unconditionally grants to Company an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Work Product, and (iii) to exercise any and all other present or future rights in the Work Product.

d.
Cooperation and Assistance. At Company’s request, Consultant will (a) cooperate with and assist Company, both during and after the term of this Agreement, in perfecting, maintaining, protecting, and enforcing Company’s rights in the Work Product, and (b) execute and deliver to Company any documents deemed necessary or appropriate by Company in its discretion to perfect, maintain, protect, or enforce Company’s rights in the Work Product or otherwise carry out the purpose of this Agreement. Company will reimburse Consultant for any reasonable out-of-pocket expenses actually incurred by Consultant in fulfilling its obligations under this Section 8.d.

9.
Consultant Representations and Warranties. Consultant represents, warrants, and covenants that:

a.
Consultant will not, in the course of performing the Services, infringe or misappropriate, and neither the Work Product nor any element thereof will infringe or misappropriate, any Intellectual Property Right of any other person;

b.
Consultant has full right, power, and authority to enter into and perform this Agreement without the consent of any third party;

c.
Consultant guarantees that the Services and Deliverables will be performed using good and professional workmanship in accordance with generally accepted professional standards for work of this nature;

d.
before being allowed to begin performing Services, all individuals (including Consultant’s employees and agents) who contribute to or participate in the conception, creation, or development of any of the Services hereunder will have unconditionally and irrevocably assigned all of their right, title, and interest in and to any work the Work Product (and all Intellectual Property Rights thereto) to Consultant (or directly to

Company) and will have entered into all other contracts with Consultant necessary for Consultant to comply with the terms of this Agreement;

e.
Consultant will comply with all laws, regulations, and ordinances applicable to Consultant’s performance of the Services and Consultant’s other obligations under this Agreement, and has obtained (or before performing the Services will obtain) all governmental permits and licenses required for Consultant to perform the Services and Consultant’s other obligations under this Agreement; and

f.
Should Company permit Consultant to use any of Company’s equipment or facilities during the term of this Agreement, Consultant (i) will take all necessary or reasonable precautions to prevent injury to any person (including Company employees) or damage to any property (including Company property) during the term of this Agreement, (ii) will perform all services during Company’s normal business hours, unless Company otherwise specifically requests, and (iii) will comply with Company’s then-current access policies and procedures, including those pertaining to safety, security, anti-discrimination, anti-harassment, and confidentiality.

10.
Indemnification. Consultant will indemnify and hold harmless Company and its Affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of Consultant in this Agreement or any negligence or intentional misconduct by Consultant in performing the Services. In the event of any third-party claim, demand, suit, or action (a “Claim”) for which Company (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, Company may, at its option, require Consultant to defend such Claim at Consultant’s sole expense. Consultant may not agree to settle any such Claim without Company’s express prior written consent.

11.
Limitation of Liability. In no event will Company be liable for any consequential, indirect, exemplary, special, or incidental damages arising from or relating to this Agreement. Company’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of fees and expenses owed by Company to Consultant for Services performed under this Agreement.

12.
Insurance. Consultant shall obtain such insurance as may be reasonably requested by Company. In the event Company requests certain coverage that Consultant is unable or unwilling to obtain, Company reserves the right to immediately terminate this Agreement.

13.
Termination.

a.
Termination by Company. Company may terminate this Agreement at any time with or without cause for its convenience, effective upon ten (10) days’ notice to Consultant. In addition, Company may terminate this Agreement immediately upon written notice to Consultant if Consultant breaches this Agreement, and does not fully cure the breach (if it is capable of being cured) to Company’s satisfaction within five (5) days after Company gives notice of the breach to Consultant.

b.
Termination by Consultant. Consultant may terminate this Agreement immediately upon written notice to Company if Company fails to pay an undisputed amount owed to Consultant under this Agreement when due and does not make the payment within fifteen (15) days after Consultant gives notice of the breach to Company.

c.
Effects of Termination.

i.
Survival. Those sections of this Agreement which by their terms are intended to survive termination or expiration of this Agreement shall so survive. Termination or expiration of this Agreement will not affect either party’s liability for any breach of this Agreement it may have committed before such expiration or termination.

ii.
Return of Company Property. Upon termination of this Agreement or earlier as requested by Company, Consultant will deliver to Company any and all documents, prototypes, samples, and other materials (including all copies thereof) in Consultant’s possession or control that contain, summarize, or disclose any Work Product (in whatever stage of development or completion) or any Intellectual Property provided by or on behalf of Company.

iii.
Compensation. Upon termination of this Agreement by Company, Company will pay Consultant fees on a proportional basis as set forth herein for Services that are in progress as of the effective date of such termination and, if applicable, reimburse Consultant for related expenses incurred by Consultant before the effective date of such termination.

14.
Background Checks. Consultant agrees to comply with any requested background checks required by the Company. If Consultant either refuses to comply with such requests or such checks are unsatisfactory in the Company’s sole discretion, as applicable, the Company may terminate this Agreement immediately.

15.
Assignment. Consultant shall not assign this Agreement or any interest herein, or delegate any obligation hereunder, without the prior written consent of Company.

16.
Notices. All notices, consents and demands hereunder shall be in writing and shall be personally delivered or sent by certified or registered mail, return receipt requested, addressed to the other party at its address set forth in this Agreement, and shall be deemed given upon receipt. Notices to Company shall be addressed to the attention of the individual whose signature is below, with a copy addressed to the Legal Department.

17.
Equal Employment Opportunity. Company is an equal opportunity employer and federal contractor or subcontractor. Consequently, the parties agree that, as applicable, they will abide by the requirements of 41 CFR § 60-1.4(a), 41 CFR § 60-300.5(a) and 41 CFR § 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color, religion, sex, national origin, sexual orientation, or gender identity. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

18.
Complete Agreement. This Agreement supersedes all prior oral or written agreements and understandings between the parties relating to the subject matter hereof, constitutes the entire agreement between the parties with respect to Consultant performing Services for the Company, and cannot be changed unless mutually agreed upon in writing by both parties.

19.
Enforceability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent the enforcement of any other provision.

20.
Remedies. Company’s remedies for any breach of this Agreement by Consultant will include damages, injunctive relief, specific performance, and restitution. Consultant acknowledges that any breach of this Agreement by Consultant would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, Company will be entitled to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

21.
No Waiver. The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement on any occasions shall not be deemed a waiver of its rights under that or any other provisions hereof.

22.
Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to choice of law rules. In the event of any dispute, claim, or controversy between or among the parties arising out of or relating in any way to this Agreement, such dispute, claim or controversy shall be settled solely by and through a confidential arbitration proceeding before a single arbitrator to be administered by the American Arbitration Association (“AAA”) in Denver, Colorado, in accordance with the AAA’s Commercial Arbitration Rules, provided, however, that Company may seek preliminary or injunctive relief in court pursuant to Section 20. The arbitrability of any such dispute, claim or controversy shall likewise be determined in such arbitration. Each party hereby agrees and consents to such venue and waives any objection thereto, acknowledging that it is giving up its rights to pursue claims in court along with any accompanying rights to a jury trial. Both the agreement of the parties to arbitrate in this Section 22, as well as the results, determinations, findings, judgments, and/or awards rendered through any such arbitration, shall be final and binding on the parties and may be specifically enforced by legal proceedings. Notwithstanding any provision of this Agreement relating to which state laws govern this Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and the federal common law of arbitration. The parties agree that they will not raise in connection therewith, and hereby waive, any defenses based upon venue, inconvenience of forum, or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Notwithstanding the above, in the event of a dispute and before either party may file an arbitration claim, the parties agree, at the request of either party, first to appoint executive officers to meet in good faith within sixty (60) days from such request to resolve the dispute before pursuing any action, suit, or proceeding in state or federal court. Any legal action brought by either party to this Agreement against the other party hereto must be filed within two (2) years after the non-filing party is on notice of the alleged reason for the action, or it shall be deemed forever waived. The parties acknowledge that they have read and understand this clause and agree voluntarily to its terms.

ACCEPTED AND AGREED:

Consultant Gogo Business Aviation LLC

By: /s/ Sergio A. Aguirre By: /s/ Crystal L. Gordon

Signature Signature

Name: Sergio A. Aguirre Name: Crystal L. Gordon

Printed Printed

Title: Consultant Title: EVP, GC and CAO

STATEMENT OF WORK

This Statement of Work is incorporated into the Consulting Agreement effective January 1, 2025 by and between Gogo Business Aviation LLC (“Company”) and Sergio Aguirre (“Consultant”) (the “Agreement”). This Statement of Work describes Services and Deliverables to be performed and provided by Consultant pursuant to the Agreement. In the event of a conflict between this Statement of Work and the Agreement, the terms of this Statement of Work will control. All capitalized terms used and not expressly defined in this Statement of Work will have the meanings given to them in the Agreement.

1.
Services and Deliverables
a.
Consultant will assist with the transition and integration related to Gogo Inc.’s acquisition of Satcom Direct and be available to assist the Company with litigation matters related to SmartSky Networks, LLC.

2.
Fees. Consultant will be paid $37,766 per month for the Services and Deliverables. Consultant will deliver an invoice to Company for such fee, which will be paid in accordance with Section 5 of the Agreement.

3.
Term. From the Effective Date through June 30, 2025, unless terminated earlier pursuant to Section 13 of the Agreement.

Consultant Gogo Business Aviation LLC

By: /s/ Sergio A. Aguirre By: Crystal L. Gordon

Signature Signature

Name: Sergio A. Aguirre Name: Crystal L. Gordon

Printed Printed

Title: Consultant Title: EVP, GC and CAO